Exhibit 10.1

FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENTS

AND WAIVER OF DEFAULT

THIS FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENTS AND WAIVER OF DEFAULT (this “Amendment”), dated November 3, 2008, is entered into by and between IRIDEX CORPORATION, a Delaware corporation (“Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), acting through its Wells Fargo Business Credit operating division.

RECITALS

Company and Wells Fargo are parties to (i) a Credit and Security Agreement dated March 27, 2008 (as amended from time to time, the “Domestic Credit Agreement”), and (ii) a Credit and Security Agreement (Ex-Im Subfacility) (as amended from time to time, “Ex-Im Credit Agreement”; and together with the Domestic Credit Agreement, the “Credit Agreements”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreements unless otherwise specified.

Company is in default of Section 5.2(b) of the Credit Agreements, as Company’s Debt Service Coverage Ratio on August 31, 2008, was 0.66 to 1.0, versus a minimum requirement of 1.10 to 1.0 (the “Existing Default”). The Existing Default constitutes an Event of Default under the Credit Agreements.

The Company has requested that certain amendments be made to the Credit Agreements and the Existing Default be waived. Wells Fargo is willing to undertake the amendments and waive the Existing Default, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Section 1.6(a) of the Credit Agreements. The third full paragraph of Section 1.6(a) of the Credit Agreements (that begins “[t]he Margins through and including the adjustment occurring as specified below shall be . . .”) is amended to read in its entirety as follows:

“The Margins through and including the adjustment occurring as specified below shall be 2.0% per annum for Floating Rate Advances, and 3.50% per annum for LIBOR Advances. The Margins shall be reduced by 0.25% per annum on a one-time basis if the Company’s Earnings Before Taxes, Depreciation, and Amortization for any fiscal year ending on or after December 31, 2008, is greater than $1,500,000.”

2. Exhibit A to the Credit Agreements. The following defined term that appears in Exhibit A to the Credit Agreements is amended to read in its entirety as follows:

““Prime Rate” means at any time the greater of (i) five percent (5%) per annum, or (ii) the rate of interest most recently announced by Wells Fargo at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Wells Fargo’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Wells Fargo may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Wells Fargo.”

3. Effective Date of Certain Changes; No Other Changes. The changes in the interest rates set forth in Sections 1 and 2 of this Amendment shall be deemed effective as of October 1, 2008, notwithstanding the date of this Amendment or the date that this Amendment becomes effective under Section 6 of this Amendment. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreements shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

4. Waiver of Defaults. Upon the terms and subject to the conditions set forth in this Amendment, Wells Fargo hereby waives the Existing Default. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Company to any other or further waiver in any similar or other circumstances.

5. Amendment Fee. The Company shall pay Wells Fargo as of the date of this Amendment a fully earned, non-refundable fee in the amount of $15,000 in consideration of Wells Fargo’s execution and delivery of this Amendment.

6. Conditions Precedent. This Amendment, and the waiver set forth in Section 4 hereof, shall be effective when Wells Fargo shall have received an executed original of this Amendment, together with each of the following, each in substance and form acceptable to Wells Fargo in its sole discretion:

6.1 A Certificate of the Secretary of the Company certifying as to (i) the resolutions of the board of directors of the Company approving the execution and delivery of this Amendment, (ii) the fact that the certificate of incorporation and bylaws of the Company, which were certified and delivered to Wells Fargo pursuant to the Certificate of Authority of the Company’s secretary or assistant secretary dated March 27, 2008, continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) the fact that the officers and agents of the Company who have been certified to Wells Fargo, pursuant to the Certificate of Authority of the Company’s secretary or assistant secretary dated March 27, 2008, authorized to sign and to act on behalf of the Company continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Company authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Company.

6.2 Payment of the fee described in Section 5.

First Amendment to Credit and Security Agreement

and Waiver of Default

WFBC/Iridex

6.3 Consent and approval of this Amendment by the Export Import Bank of the United States.

6.4 Such other matters as Wells Fargo may require.

7. Representations and Warranties. The Company hereby represents and warrants to Wells Fargo as follows:

7.1 The Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

7.2 The execution, delivery and performance by the Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Company, or the certificate of incorporation or by-laws of the Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected.

7.3 All of the representations and warranties contained in Section 4 of, and Exhibit D to, the Credit Agreements are true and correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

7.4 All indebtedness owing by the Company to American Medical Systems, Inc. has been repaid in full

8. References. All references in the Credit Agreements to “this Agreement” shall be deemed to refer to the relevant Credit Agreement as amended by this Amendment; and any and all references in the Security Documents to the Credit Agreements shall be deemed to refer to the relevant Credit Agreement as amended by this Amendment.

9. No Other Waiver. Except as otherwise provided in Section 4 hereof, the execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreements or a waiver of any breach, default or event of default under any Security Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Amendment.

First Amendment to Credit and Security Agreement

and Waiver of Default

WFBC/Iridex

10. Release. The Company absolutely and unconditionally releases and forever discharges Wells Fargo, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents, attorneys, and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Company has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. It is the intention of the Company in executing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified and in furtherance of this intention the Company waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MIGHT HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The parties acknowledge that each may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.

11. Costs and Expenses. The Company hereby reaffirms its agreement under the Credit Agreements to pay or reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with the Loan Documents, including, without limitation, all fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Company specifically agrees to pay all fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by the Company, make a loan to the Company under the Credit Agreements, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under Section 5 of this Amendment.

12. Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. Transmission by facsimile or “pdf” file of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart. Any party hereto may request an original counterpart of any party delivering such electronic counterpart. This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with, and governed by, the laws of the State of California. In the event of any conflict between this Amendment and the Credit Agreements, the terms of this Amendment shall govern.

[signatures on next page]

First Amendment to Credit and Security Agreement

and Waiver of Default

WFBC/Iridex

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION		IRIDEX CORPORATION

By:	/s/ Jorge Visitacion	By:	/s/ Jim Mackaness
Print Name:	Jorge Visitacion	Print Name:	Jim Mackaness
Title:	AVP/Relationship Manager	Title:	CFO

First Amendment to Credit and Security Agreement

and Waiver of Default

WFBC/Iridex

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